EXHIBIT 99.1 TO CURRENT REPORT ON FORM 8-K DATED AS OF JULY 1, 2003
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[GRAPHIC  OMITTED]
SafeGuard                                    95  Enterprise,  Suite  100
                                             Aliso Viejo, California 92656-2605
                                             949.425.4300


CONTACT:     James  E.  Buncher
             President  and  Chief  Executive  Officer
             (949)  425-4300


             SAFEGUARD HEALTH ENTERPRISES SIGNS DEFINITIVE AGREEMENT
                 TO PURCHASE HEALTH NET, INC. VISION SUBSIDIARY


ALISO VIEJO, CALIFORNIA (JULY 2, 2003) - SafeGuard Health Enterprises, Inc. (OTC Bulletin Board: SFGD) today announced the signing of a definitive agreement for the previously announced purchase of the commercial vision business from Health Net, Inc. (NYSE:HNT). Specific terms of the transactions were not disclosed. Closing is expected in the fourth quarter of 2003 subject to regulatory approval.

SafeGuard's recently contracted purchase of the dental business of Health Net is also expected to close in the fourth quarter of 2003 subject to regulatory approval. The Health Net Dental and Vision brand will be retained by Health Net, Inc., which will continue to market dental products through the Health Net medical sales representatives. These private label dental products will be underwritten and administered by SafeGuard.

As a result of these transactions, SafeGuard will become one of the largest managed dental and vision carriers in California, with more than 900,000
California members, more than 1.4 million members nationwide, and annual revenues exceeding $150 million.

James E. Buncher, president and chief executive officer of SafeGuard Health Enterprises, Inc., said, "We are pleased to have executed the definitive agreements for the purchase of the commercial vision business from Health Net. Upon completion of this transaction, SafeGuard will obtain a vision network in California and the ability to directly administer vision benefit products. Combining the network and administrative capability with our experience in selling vision products positions us to significantly grow our vision business.

"We expect this transaction to be virtually seamless to existing SafeGuard and Health Net members, employer groups, brokers and providers. Existing contracts and benefit plans administered through Health Net Dental and Vision or SafeGuard will remain unchanged. What we do expect to be apparent is an even broader range of products with a continuing commitment to quality and service." ABOUT SAFEGUARD HEALTH ENTERPRISES, INC.

SafeGuard Health Enterprises, Inc. is committed to the dental and vision business, with nearly 30 years experience. The Company serves dental HMO, PPO and indemnity, and ASO members in California, Florida and Texas and is licensed to offer dental PPO and indemnity benefits in 17 additional states. SafeGuard currently has more than 825,000 members. For more information, visit SafeGuard's Web site at www.safeguard.net.
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ABOUT  HEALTH  NET  DENTAL  AND  VISION

Health Net Dental and Vision offers dental HMO, dental Preferred Provider Organization (PPO) and indemnity dental and vision benefit plans for groups and individuals. PPO and Indemnity products sold and administered by Health Net Dental and Vision are underwritten by affiliate Health Net Life Insurance Company. These companies are subsidiaries of Health Net, Inc., one of the nation's largest publicly traded managed health care companies. For more information, please visit the Health Net Dental and Vision web site at www.dv.healthnet.com or Health Net, Inc. at www.health.net.
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SafeGuard  and  Health  Net  note that statements contained in this news release that are not based on historical facts are forward-looking statements, and as such, are subject to uncertainties and risks that could cause actual results to differ materially from those projected or implied by such statements. These risks, contingencies and uncertainties, many of which are beyond SafeGuard's and/or Health Net's control, include those risk factors that are set forth in each Company's Annual Report on Form 10-K for the year ended December 31, 2002, and each Company's current reports on Forms 8K and 10-Q, all on file with the U.S. Securities and Exchange Commission.

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